Exhibit 10(ii)
Execution Version

Makan Delrahim
c/o last address on file with the Company

Dear Mr. Delrahim:

Pursuant to this letter agreement (this “Agreement”) by and among Paramount Global, a Delaware corporation (“Paramount”), Paramount Skydance Corporation, a Delaware corporation (“Parent” and, together with Paramount, the “Company”), and Makan Delrahim (“you”), the Company agrees to employ you (with Paramount being your technical employer), and you accept such employment, on the terms and conditions set forth in this Agreement, effective as of October 6, 2025, or such earlier date as mutually determined by you and the Company (the actual date of your commencement of employment with the Company hereunder, the “Effective Date”). For purposes of this Agreement, “New Paramount” shall mean Parent and its subsidiaries.
1.Contract Period. The term of your employment under this Agreement shall begin on the Effective Date and, unless terminated earlier as set forth herein, shall continue through and including the fifth (5th) anniversary of the Effective Date (the “Contract Period”). Unless otherwise mutually agreed between you and the Company, your employment with the Company will terminate upon the expiration of the Contract Period; provided, however, that the provisions of paragraphs 6, 7, 8, 9, 17 and 18 shall survive termination of the Contract Period and/or this Agreement and remain in full force and effect in accordance with their terms.
2.Duties; Principal Work Location. You shall devote substantially all of your business time, attention and energies to the business of the Company during your employment with the Company. You shall be Chief Legal Officer, reporting directly to both the Chief Executive Officer and President of Parent, and you shall perform all duties reasonable and consistent with such office as may be assigned to you from time to time by the Chief Executive Officer and/or President. During the Contract Period, you shall perform the services required by this Agreement at the Company’s principal offices located in Los Angeles, California (the “Principal Work Location”), except for travel to other locations as may be necessary to fulfill your duties and responsibilities hereunder.
3.Compensation.
(a)Salary. The Company shall pay you base salary (as may be adjusted, “Salary”) at a rate of Three Million Five Hundred Thousand Dollars ($3,500,000) per year for all of your services as an employee. Your Salary shall be subject to merit reviews, on or about an annual basis, while you are actively employed during the Contract Period and may be increased (but not decreased, including after any increase) by the Board of Directors of Parent (the “Board”) or a committee thereof from time to time. Your Salary, less deductions and income and payroll tax withholding as may be required under applicable law, shall be payable in accordance with the Company’s ordinary payroll policy, but no less frequently than monthly.

(b)Bonus.
(i)You also shall be eligible to earn an annual bonus (the “Bonus”) for each Company fiscal year occurring during the Contract Period (commencing with fiscal year 2025), regardless of whether such fiscal year is a 12-month period or a shorter period of time, as determined by the Board or a committee of the Board. Your target Bonus for each Company fiscal year during the Contract Period shall be One Million Five Hundred Thousand Dollars ($1,500,000) (your “Target Bonus”). Seventy-five percent (75%) of your Target Bonus shall be based on the attainment of certain Company performance metrics and individual performance metrics, and twenty-five percent (25%) of your Target Bonus shall be discretionary, in each case, as determined by the Board or a committee thereof. The Bonus for any Company fiscal year under this Agreement shall be paid at such times as annual bonuses are generally paid to other senior executives of the Company for the fiscal year in which such Bonus was earned (but in no event later than March 15th of the fiscal year following the fiscal year to which the Bonus relates), subject to and conditioned upon your continued employment through the applicable payment date (except as set forth in paragraphs 3(b)(ii) or 11(c)(ii) below). Any earned Bonus shall be prorated (i) to apply only to that part of the Company’s fiscal year to which it relates which falls within the Contract Period and (ii) to the extent the Company’s fiscal year is less than a 12-month fiscal year.
(ii)If your employment ends upon and due to the expiration of the Contract Period (any such termination, a “Termination Upon Contract Expiration”) and you execute and deliver to the Company, within sixty (60) days after your termination of employment, the Release (as defined below) and the Release remains in effect and becomes irrevocable after the expiration of any statutory revocation period, the Company will pay you a pro-rata portion of the Bonus in respect of the fiscal year in which termination of your employment occurs (the “Pro-Rata Bonus”), determined by multiplying the actual Bonus that would have been paid to you in respect of such fiscal year had your employment not terminated (based on actual performance of the applicable performance metrics for such fiscal year) by a fraction, the numerator of which equals the number of days you were employed in such fiscal year until the date of termination and the denominator of which equals the number of calendar days in such fiscal year, payable as and when annual bonuses are generally paid to other senior executives of the Company for the fiscal year in which your employment terminates (but in no event later than March 15th of the fiscal year following the fiscal year in which your employment terminates). If you fail to execute and deliver the Release by the Release Deadline (as defined below), or if you thereafter effectively revoke the Release, the Company shall be under no obligation to pay the Pro-Rata Bonus to you and the Pro-Rata Bonus (if previously paid pursuant to this paragraph 3(b)(ii)) shall not have been earned. In such event, you shall promptly repay the Company the Pro-Rata Bonus previously paid to you pursuant to this paragraph 3(b)(ii).
(c)Long-Term Incentive Compensation. Subject to approval of the Board or a committee of the Board and your continued employment with the Company through the grant date,

as soon as practicable following the Effective Date, Parent will grant you an award of restricted stock units (“RSUs”) covering Three Million (3,000,000) shares of Parent’s Class B Common Stock (the “Sign-on Award”). The Sign-on Award will be granted pursuant to the terms and conditions of an award agreement to be entered into between you and Parent and the terms and conditions of Parent’s 2025 Incentive Award Plan (the “Plan”) and will vest with respect to one-twentieth (1/20th) of the RSUs subject to the Sign-on Award on each of the first twenty (20) quarterly anniversaries of the Effective Date, subject to your continued employment with the Company through the applicable vesting date; provided, that in the event of a Change in Control (as defined in the Plan) (a “CIC”), the RSUs subject to the Sign-on Award will vest in full (to the extent then-unvested) upon the consummation of the CIC, subject to your continued employment with the Company through the consummation of the CIC (in each case, except as set forth in paragraph 11(c)(iv) below).
(d)Sign-on Cash. The Company shall pay you a one-time cash amount of Five Million Dollars ($5,000,000) (the “Sign-on Cash”), payable in a single lump-sum payment as soon as practicable (but in any event within sixty (60) days) after the Effective Date. Notwithstanding the foregoing, the Sign-on Cash will not be earned or deemed to have been earned at the time of payment, but will instead be earned on the first anniversary of the Effective Date, subject to your continued employment with the Company through such date. Accordingly, unless otherwise determined by the Company, you agree to promptly repay to the Company the aggregate gross amount of the Sign-on Cash if, before the first anniversary of the Effective Date, you resign from your employment without Good Reason (other than a result of your death) or the Company terminates your employment for Cause (each such term as defined below).
(e)Compensation During Short-Term Disability. For any portion of the Contract Period that you are absent due to a short-term disability and are receiving compensation under a short-term disability plan sponsored or maintained by the Company, the compensation provided in accordance with the terms of such plan will offset the Salary provided under this Agreement. Your participation in any other Company benefit plans or programs during your short-term disability period shall be governed by the terms of the applicable plan or program documents, award agreements and certificates.
4.Benefits. During your employment under this Agreement, you shall be eligible to participate in any vacation programs, medical and dental plans and life insurance plans, short-term disability and long-term disability plans, retirement and other employee benefit plans the Company may have, establish or maintain from time to time and for which you qualify pursuant to the terms of the applicable plan. Nothing contained in this paragraph 4 shall create or be deemed to create any obligation on the part of the Company to adopt or maintain, or restrict the Company’s ability to amend or terminate, any health, welfare, retirement or other benefit plan or program at any time.
5.Reimbursement; Indemnification.
(a)Business Expenses. During your employment under this Agreement, the Company shall reimburse you for all such reasonable travel and other business expenses, incurred in the performance of your duties to the Company in accordance with the Company’s policies, as are customarily reimbursed to senior executives of the Company at comparable levels (subject to your proper substantiation of such expenses).
(b)Indemnification; D&O Insurance. The Company agrees that you will be indemnified and held harmless by the Company to the fullest extent legally permitted and authorized by Parent’s certificate of incorporation or bylaws, applicable law and the Indemnification and Advancement Agreement between you and Parent, dated as of the date hereof (the “Indemnification Agreement”). In addition, the Company shall cause you to be covered under Parent’s director and officer liability insurance policy for actions taken by you during the Contract Period to the same extent that such coverage is provided to other senior executives and directors of Parent.
6.Non-Competition and Non-Solicitation.
(a)Non-Competition. Your employment with the Company is on an exclusive and full-time basis, and while you are employed by the Company, you shall not engage in any other business activity which is in conflict with your duties and obligations (including your commitment of time) to the Company. At all times during the Contract Period and, solely in order to retain any shares of Class B Common Stock received by you as a result of the vesting of any Company equity awards within twelve (12) months of the termination of your employment with the Company for any reason other than due to a Termination Upon Contract Expiration, for twelve (12) months following such termination, you shall not directly or indirectly engage in or participate as an owner, partner, holder or beneficiary of stock, stock options or other equity interest, officer, employee, director, manager, partner or agent of, or consultant for, any business competitive with any business of New Paramount without the prior written consent of New Paramount. This provision shall not limit your right to own and have options or other rights to purchase not more than one percent (1%) of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Nothing in the foregoing or in paragraph 2 shall prevent you from participating in the activities set forth on Appendix A, so long as you comply with the process outlined in and receive the approvals necessary per the Company’s business code of conduct statement and conflict of interest policy, and so long as such activities do not (individually or in the aggregate) materially interfere or conflict with the performance of your duties to the Company. For the avoidance of doubt, you will not be given permission to serve on any board where such service provides a conflict of interest to the Company, including in terms of time. At all times while you are employed by the Company, your work for the Company must remain your first professional priority. Notwithstanding anything herein to the contrary, nothing in this paragraph 6 will restrict you from engaging in the practice of law following the date on which your employment with the Company ends to the extent that such restriction would violate the California Rules of Professional Conduct for attorneys.
(b)Non-Solicitation of Personnel. During the Non-Solicitation Period, you shall not directly or indirectly employ or hire, or solicit the employment or engagement of, any person who is then, or has been within six (6) months prior thereto, an employee of New Paramount (excluding your administrative assistant/secretary). The “Non-Solicitation Period” begins on the Effective Date and ends on the twelve (12)-month anniversary of your termination of employment for any reason.

(c)Non-Interference of Business Relations. During the Contract Period, you shall not directly or indirectly interfere with, disturb or interrupt the relationships (whether or not such relationships have been reduced to formal contracts) of New Paramount with any customer, supplier, independent contractor, consultant, joint venture or other business partner.
(d)Severability. If any court determines that any portion of this paragraph 6 is invalid or unenforceable, the remainder of this paragraph 6 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this paragraph 6, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.
7.Confidentiality and Other Obligations.
(a)Confidential Information. You shall not use for any purpose or disclose to any third party any confidential or proprietary information relating to the Company, the Company’s clients or other parties with which the Company has a relationship, or that may provide the Company with a competitive advantage (“Confidential Information”), other than (i) in the performance of your duties under this Agreement consistent with the Company’s policies or (ii) as may otherwise be required by law or legal process or protected by paragraph 7(e). Confidential Information shall include, without limitation, trade secrets; inventions (whether or not patentable); technology and business processes; business, product or marketing plans; negotiating strategies; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; public information that becomes proprietary as a result of the Company’s compilation of that information for use in its business; documents (including any electronic record, videotapes or audiotapes) and oral communications incorporating Confidential Information. You shall also comply with any and all confidentiality obligations of the Company to a third party of which you are aware, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information if it is or becomes generally available to the public other than as a result of an unauthorized disclosure or action by you or at your direction.
(b)Interviews, Speeches or Writings about the Company. Except in the performance of your duties under this Agreement consistent with the Company’s policies, you shall obtain the express authorization of the Company before (i) giving any speeches or interviews or (ii) preparing or assisting any person or entity in the preparation of any books, articles, radio broadcasts, electronic communications, television or motion picture productions or other creations, in either case concerning the Company or any of its respective businesses, officers, directors, agents, employees, suppliers or customers, except as protected by paragraph 7(e).
(c)Non-Disparagement. You shall not, in any communications with any reporter, author, producer or any similar person or entity, the press or other media, or any person or entity who you know or reasonably should know to be a customer, client or supplier of the Company, criticize, ridicule or make any statement which is negative, disparages or is derogatory of the Company or any of its directors or senior officers, except for communications that are protected by paragraph 7(e) or made in the course of your employment with the Company that are made in good faith and are reasonably necessary to carry out your assigned employment duties.

(d)Scope and Duration. The provisions of paragraphs 7(a) and 7(c) shall be in effect during the Contract Period and at all times thereafter. The provisions of paragraph 7(b) shall be in effect during the Contract Period and for one (1) year thereafter and such provisions shall apply to all formats and platforms now known or hereafter developed, whether written, printed, oral or electronic, including without limitation e-mails, “blogs”, internet sites, chat or news rooms, podcasts or any online forum.
(e)Protected Activity. Nothing in this paragraph 7 or any other agreement you may have with the Company prohibits you from (i) communicating with your legal counsel, (ii) filing a charge or complaint with, participating in an investigation or proceeding conducted by, reporting to, cooperating with, or providing non-privileged information in good faith to law enforcement or any federal, state, or local government agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, and the U.S. National Labor Relations Board, with respect to violations of law, without notice to the Company, (iii) making any other disclosure that is protected under the whistleblower protections of any law, or (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful. Additionally, you are hereby notified that the immunity provisions in Section 1833 of Title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (x) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (y) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (z) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
8.Company Property.
(a)Company Ownership.
(i)Any inventions, trade secrets, know how, software, works of authorship or any works in progress, in each case, whether patentable or copyrightable and including any results or proceeds thereto or improvements thereon, which you may solely or jointly conceive or develop or reduce to practice during the course of your employment with the Company, whether or not during regular working hours, provided that they either (A) relate at the time of conception or reduction to practice of the invention to the business of the Company, or actual or demonstrably anticipated research or development of the Company, (B) result from or relate to any work performed for the Company, or (C) are developed through the use of equipment, supplies, or facilities of the Company or any Confidential Information, or in consultation with personnel of the Company (collectively, “Work Product”), shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of every nature in such Work Product, with the right to use, license or dispose of the

Work Product in perpetuity in any manner the Company determines in its sole discretion without any further payment to you, whether such rights and means of use are now known or hereafter defined or discovered.
(ii)If, for any reason, any of the Work Product is not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to the Company under this paragraph 8(a), then you hereby irrevocably assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the Work Product, and the Company shall have the sole right to use, license or dispose of the Work Product in perpetuity throughout the universe in any manner the Company determines in its sole discretion without any further payment to you, whether such rights and means of use are now known or hereafter defined or discovered.
(iii)Upon request by the Company, whether or not during the Contract Period, you shall do any and all commercially reasonable things which the Company may deem useful or desirable to establish, document, enforce, or defend the Company’s rights in the Work Product, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents or the giving of testimony. You further agree that your obligations under this paragraph 8(a)(iii) shall continue beyond the termination of your employment with the Company, but if you are reasonably requested by the Company to render such assistance after the termination of such employment, you shall be entitled to a fair and reasonable rate of compensation for such assistance, and to reimbursement of any expenses incurred at the request of the Company relating to such assistance. If the Company is unable within a reasonable time to secure your signature on such instruments, then you hereby irrevocably designate and appoint the General Counsel, Secretary or any Assistant Secretary of the Company as your attorney-in-fact, which appointment is coupled with an interest, with the power to take such action and execute such documents on your behalf. To the extent you have any rights in such results and proceeds that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights.
(iv)You hereby waive, and agree to waive, any moral rights you may have in any copyrightable work you create or have created on behalf of the Company.
(v)The provisions of this paragraph 8(a) do not limit, restrict, or constitute a waiver by the Company of any ownership rights to which the Company may be entitled by operation of law by virtue of being your employer.
(vi)You and the Company acknowledge and understand that the provisions of this paragraph 8(a) requiring assignment of inventions to the Company do not apply to any invention which qualifies fully under the provisions of (x) California Labor Code Section 2870, which provides: “(a) any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer; and (b) to the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable,” or (y) any similar law that may apply. You agree to advise the Company promptly in writing of any inventions that you believe meet the criteria in California Labor Code Section 2870 or any similar law that may apply.
(vii)For purposes of this paragraph 8(a), “Company” shall mean the Company or, if you are subsequently employed by any subsidiary or parent of the Company, the applicable subsidiary or parent by which you are employed.
(b)Prior Contracts and Inventions; Information Belonging to Third Parties. You represent and warrant that, except as set forth on Appendix C, you are not required, and have not been required during the course of work for the Company or its predecessors, to assign any inventions, trade secrets, know how, works of authorship, software, or other work product or intellectual property (collectively, “Inventions”) under any other contracts that are now or were previously in existence between you and any other person or entity. You further represent that
(i) you are not obligated under any consulting, employment or other agreement that would affect the Company’s rights or your duties under this Agreement, and you shall not enter into any such agreement or obligation during the period of your employment by the Company, (ii) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to you involving your prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (iii) the performance of your duties as an employee of the Company do not and will not breach, or constitute a default under any agreement to which you are bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company or if applicable, any agreement to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. You will not, in connection with your employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which you are not lawfully entitled. As a matter of record, you attach as Appendix C a brief description of all Inventions made or conceived by you prior to your employment with the Company which you desire to be excluded from this Agreement (“Background Technology”). If full disclosure of any Background Technology would breach or constitute a default under any agreement to which you are bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company, you understand that you are to describe such Background Technology in Appendix C at the most specific level possible without violating any such prior agreement. Without limiting your obligations or representations under this paragraph

8(b), if you use (A) any Background Technology or (B) any other Inventions in which you have an interest and that are excluded from the assignment set forth in paragraph 8(a) (collectively (A) and (B), the “Excluded Technology”) in the course of your employment or incorporate any Excluded Technology in any product, service or other offering of the Company, you hereby grant the Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Excluded Technology for the purpose of developing, marketing, selling and supporting Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Excluded Technology separately from Company products or service.
(c)Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form and all documents and materials containing Confidential Information, obtained or prepared by or for you and utilized by you in the course of your employment with the Company shall remain the exclusive property of the Company and shall remain in the Company’s exclusive possession at the conclusion of your employment. You hereby agree to return to the Company all such documents, data, recordings and other property upon the conclusion of your employment (or at such earlier date as requested by the Board); provided that you are permitted to retain your address book, calendar, and personal mobile file (which, for clarity, you shall not be required to return to the Company, but which you shall furnish to the Company for permanent removal of Confidential Information upon your conclusion of employment (or at such earlier date as requested by the Board)).
9.Legal Matters.
(a)Communication. Except as required by law or legal process or at the request of the Company or protected by paragraph 7(e), you shall not communicate with anyone (other than your attorneys who agree to keep such matters confidential), except to the extent necessary in the performance of your duties under this Agreement in accordance with the Company’s policies, with respect to the facts or subject matter of any claim, litigation, regulatory or administrative proceeding directly or indirectly involving the Company (“Company Legal Matter”) without obtaining the prior consent of the Company or its counsel.
(b)Cooperation. During your employment with the Company and for a period of five (5) years thereafter, you agree to cooperate with the Company and its attorneys in connection with any Company Legal Matter or Company investigation. Your cooperation shall include, without limitation, providing assistance to and meeting with the Company’s counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that your cooperation is requested after the termination of your employment, the Company shall (i) seek to minimize interruptions to your schedule and your business and personal activities to the extent practicable; (ii) if such cooperation requires more than 10 hours of your time in the aggregate, pay you a reasonable hourly rate for such cooperation in excess of 10 hours, with the amount to be paid to be based on your Salary as in effect immediately prior to your termination of employment (such hourly rate to be calculated using the assumption that you work 2,080 hours per year); and (iii) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation upon reasonable substantiation of such expenses.

(c)Testimony. Except as required by law or legal process or at the request of the Company, or to the extent protected by paragraph 7(e), you shall not testify in any lawsuit or other proceeding which directly or indirectly involves the Company, or which is reasonably likely to create the impression that such testimony is endorsed or approved by the Company.
(d)Notice to Company. If you are requested or if you receive legal process requiring you to provide testimony, information or documents (including electronic documents) in any Company Legal Matter or that otherwise relates, directly or indirectly, to the Company or any of its officers, directors, employees or affiliates, you shall give prompt notice of such event to the Company’s General Counsel and you shall follow any lawful direction of the Company’s General Counsel or his/her designee with respect to your response to such request or legal process, except to the extent protected by paragraph 7(e).
(e)Adverse Party. The provisions of this paragraph 9 shall not apply to any litigation or other proceeding in which you are a party adverse to the Company; provided, however, that the Company expressly reserves its rights under paragraph 7 and its attorney-client and other privileges and immunities, including, without limitation, with respect to its documents and Confidential Information, except if expressly waived in writing by the Company’s General Counsel or his/her designee.
(f)Duration. Except as otherwise provided in paragraph 9(b), the provisions of this paragraph 9 shall apply during the Contract Period and at all times thereafter, and shall survive the termination of your employment with the Company, with respect to any Company Legal Matter arising out of or relating to the business in which you were engaged during your employment with the Company. Further, except as otherwise provided in paragraph 9(b), as to all other Company Legal Matters, the provisions of this paragraph 9 shall apply during the Contract Period and for one (1) year thereafter or, if longer, during the pendency of any Company Legal Matter which was commenced, or which the Company received notice of, during such period.
10.Termination for Cause.
(a)Termination Payments. The Company may terminate your employment under this Agreement for Cause and thereafter shall have no further obligations to you under this Agreement or otherwise, except for any earned but unpaid Salary through and including the date of termination of employment, and any other amounts or benefits required to be paid or provided by law or under any plan of the Company, including business expenses incurred prior to the date of termination which are reimbursable in accordance with paragraph 5(a) and the Company’s policies (collectively, the “Accrued Compensation and Benefits”). Without limiting the generality of the preceding sentence, upon termination of your employment for Cause, you shall have no further right to any Bonus or to exercise or vest in any equity compensation.
(b)Cause Definition. “Cause” shall mean, as determined by the Board in good faith after considering the relevant facts and circumstances identified by both you and the Company, your: (i) conduct constituting embezzlement, material misappropriation, fraud, discrimination or harassment, whether or not related to your employment with the Company; (ii) indictment for, conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude, whether or not related to your employment with the Company; (iii)

conduct constituting a financial crime, material act of dishonesty or material unethical business conduct involving the Company; (iv) willful unauthorized disclosure or use of Confidential Information; (v) willful failure to substantially obey a material lawful directive that is appropriate to your position from the Chief Executive Officer, the President or the Board; (vi) material breach of this Agreement or material breach of any written applicable Company policy that has been made available to you; (vii) willful and continued failure or refusal to substantially perform your material obligations under this Agreement (other than any such failure or refusal resulting from your short-term or long-term disability); (viii) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to employment with the Company, after being instructed by the Company to cooperate; (ix) willful destruction of or willful failure to preserve documents or other material known to be relevant to any investigation referred to in clause (viii) above; (x) performance of acts which are or would reasonably be expected to become materially detrimental to the image, reputation, operations, finances or business of the Company or any of its affiliates or executives, including but not limited to, commission of unlawful harassment or discrimination; or (xi) willful inducement of others to engage in the conduct described in the foregoing clauses (i) – (x) (in each case of the foregoing clauses (i), (ii), (iii), (iv), (x) and (xi), including prior to your employment with the Company to the extent not fully and accurately previously disclosed by you to the Company).
(c)Notice/Cure. Prior to (or, if no cure period is applicable under this paragraph 10(c), contemporaneous with) terminating your employment for Cause, the Company shall give you written notice setting forth in reasonable detail the nature of any alleged failure, breach, refusal or conduct constituting Cause in reasonable detail and (if applicable) the conduct required to cure such breach, failure, refusal or conduct. Except for a failure, breach, refusal or conduct which, by its nature, cannot reasonably be expected to be cured or is reasonably expected by the Company to be materially detrimental to the image, reputation, operations, finances or business of the Company or any of its affiliates or executives, you shall have fifteen (15) business days from the receipt of such notice within which to cure an occurrence constituting Cause under paragraph 10(b)(iv)-(viii) or (xi).
11.Resignation for Good Reason and Termination without Cause.
(a)Resignation for Good Reason.
(i)You may resign for Good Reason at any time that you are actively employed during the Contract Period by written notice to the Company no more than forty-five (45) days after you obtain knowledge of the occurrence of the event constituting Good Reason. Such notice shall state the grounds for such Good Reason resignation and an effective date no earlier than thirty (30) days and no later than sixty (60) days after the date such notice is given. In the case of any event alleged to constitute Good Reason, the Company shall have thirty (30) days from the giving of such notice within which to cure (if curable) and, in the event of such cure, your notice shall be of no further force or effect.
(ii)“Good Reason” shall mean without your consent (other than in connection with the termination or suspension of your employment or duties for

Cause or in connection with your death or long-term disability): (A) a material reduction of your Salary or Target Bonus, other than a reduction that is no greater (in percentage terms) than base salary or target bonus reductions imposed on substantially all of the Company’s senior executives pursuant to a directive or request of the Board; (B) an adverse change in your title or an adverse change in your duties or responsibilities, including without limitation any requirement that you report to any person(s) other than the President or the Chief Executive Officer and any requirement that you no longer report directly to the Chief Executive Officer; (C) the Company relocates your principal work location to a location more than thirty-five (35) miles from the Principal Work Location (other than temporary work-related travel and other than a relocation that decreases your one-way commute from your principal residence to your principal work location); or (D) the failure of the Company to pay you as and when due any compensation provided under this Agreement.
(b)Termination without Cause. The Company may terminate your employment under this Agreement without Cause at any time during the Contract Period by written notice to you. For clarity, none of a termination of your employment due to your death, due to your Disability (as defined below), or due to the expiration of the Contract Period, shall constitute a termination of your employment by the Company without Cause.
(c)Termination Payments/Benefits. In the event that your employment terminates under paragraph 11(a) or (b), you shall thereafter receive the compensation and benefits described below and the following shall apply:
(i)The Company shall pay you an amount in cash equal to the product of (A) two (2), multiplied by (B) the sum of your Salary and Target Bonus (each at the rate in effect on the date of termination and without taking into account any reduction giving rise to Good Reason) (the “Salary and Target Bonus Severance”), payable in substantially equal installments in accordance with the Company’s regular payroll practices during the period commencing on the date of termination and ending on the twenty-four (24)-month anniversary thereof (the “Severance Period”); provided that no such payments shall be made prior to the date on which the Release becomes effective and irrevocable and, if the aggregate period during which you are entitled to consider and/or revoke the Release spans two (2) calendar years, no Salary and Target Bonus Severance payments shall be made prior to the beginning of the second (2nd) such calendar year (and any payments otherwise payable prior thereto shall instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year or, if later, the first regularly scheduled Company payroll date occurring after the Release becomes effective and irrevocable);
(ii)The Company shall pay you any earned but unpaid Bonus for the fiscal year preceding the fiscal year in which termination of your employment occurs (based on actual performance of the applicable performance metrics for such fiscal year) (the “Earned Bonus” and, together with the Salary and Target Bonus Severance, the “Cash Severance”), payable as and when annual bonuses are generally paid to other senior executives of the Company for the fiscal year preceding the year in which your employment terminates (but in no event later than March 15th of the fiscal year in which your employment terminates); provided that no Earned Bonus payment shall be made prior to the date on which the Release becomes effective and irrevocable and, if the aggregate period during which you are entitled to consider and/or revoke the Release spans two (2) calendar years, no Earned Bonus payment shall be made prior to the beginning of the second (2nd) such calendar year (and any payment otherwise payable prior thereto shall instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year or, if later, the first regularly scheduled Company payroll date occurring after the Release becomes effective and irrevocable);
(iii)Provided you validly elect continuation of your medical and dental coverage under Section 4980B(f) of the Internal Revenue Code of 1986 (the “Code”) (relating to coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)), your coverage and participation under the Company’s medical and dental benefit plans and programs in which you were participating immediately prior to your termination of employment pursuant to this paragraph 11 shall continue at the same level and cost to you as if you remained an employee of the Company (based on your elections in effect as of the date of termination) until the earlier of (A) the end of the Severance Period, or (B) the date on which you become eligible for medical and/or dental coverage from another employer; provided, that, during the period that the Company provides you with this coverage, an amount equal to the total applicable COBRA subsidy (or such other amounts as may be required by law) will be included in your income for tax purposes and the Company may withhold taxes from your termination payments for this purpose; and provided, further, that you may elect to continue your medical and dental coverage under COBRA at your own expense for the balance, if any, of the period required by law;
(iv)The Sign-on Award shall vest with respect to the number of RSUs subject thereto that would have vested if you had remained in continued employment with the Company through the end of the Severance Period (or with respect to such lesser number of RSUs subject to the Sign-on Award that remain unvested as of the date of termination) upon the date on which the Release becomes effective and irrevocable (and, for clarity, the Sign-on Award shall remain outstanding and eligible to vest pursuant to this paragraph 11(c)(iv) on the date on which the Release becomes effective and irrevocable and will be forfeited on the sixtieth (60th) day following the date of such termination of employment if such Sign-on Award (or portion thereof) does not vest on or before such date); and
(v)The Company shall pay or provide, as applicable, the Accrued Compensation and Benefits.
(d)Release. Your eligibility to receive the payments and benefits described in paragraphs 11(c)(i)-(iv) (collectively, the “Severance Benefits”) is conditioned on your execution and delivery to the Company, within sixty (60) days after your termination of employment (the

“Release Deadline”), of a release in substantially the form appended hereto as Appendix B that remains in effect and becomes irrevocable after the expiration of any statutory period in which you are permitted to revoke a release (the “Release”). If you fail to execute and deliver the Release by the Release Deadline, or if you thereafter effectively revoke the Release, the Company shall be under no obligation to make or provide any further Severance Benefits to you and any Severance Benefits previously paid or provided to you pursuant to this paragraph 11 shall not have been earned. In such event, you shall promptly repay the Company any Severance Benefits previously made and the Company’s direct cost for any Severance Benefits provided to you pursuant to this paragraph 11.
(e)Offset; Certain Acknowledgments. The Cash Severance shall be reduced on a dollar-for-dollar basis by any compensation, excluding compensation for continued service on any board of directors for which you were serving prior to your separation date, for services earned by you (including as an employee, independent consultant or independent contractor) from any source in respect of the Severance Period, including, without limitation, salary, sign-on or annual bonus, consulting fees, commission payments and any amounts the payment of which is deferred at your election, or with your consent, until after the expiration of the Severance Period; provided that, if the Company in its reasonable discretion determines that any grant of long-term compensation is made in substitution of the aforementioned payments, such payments shall be further reduced by the value on the date of grant, as reasonably determined by the Company, of such long-term compensation you receive. You agree to promptly notify the Company of any arrangements during the Severance Period in which you earn compensation for services and to cooperate fully with the Company in determining the amount of any such reduction of the Cash Severance. In addition, in the event that the Company determines that you are eligible to receive Cash Severance, but, following such determination, the Company subsequently determines that a condition existed at the time of or prior to the termination of your employment that would have given the Company the right to terminate your employment for Cause, then you will not be entitled to any further Cash Severance and any and all future Cash Severance to be paid or provided by the Company hereunder shall cease.
12.Resignation in Breach of the Agreement. If you resign other than for Good Reason during the Contract Period, such resignation is a material breach of this Agreement and, without limitation of other rights or remedies available to the Company, the Company shall have no further obligations to you under this Agreement or otherwise, except to pay or provide, as applicable, the Accrued Compensation and Benefits as described in paragraph 10(a).
13.Termination Due to Death.
(a)Death While Employed. In the event of your death during the Contract Period, this Agreement shall automatically terminate. Thereafter, your designated beneficiary (or, if there is no such beneficiary, your estate) shall receive any Accrued Compensation and Benefits as of the date of your death. In no event shall a distribution be made pursuant to the preceding sentence later than the 60th day following your death.
(b)Death After the End of Employment. In the event of your death during the Severance Period while you are entitled to receive Severance Benefits under paragraph 11, such Severance Benefits and Accrued Compensation and Benefits shall instead be provided to your designated beneficiary (or, if there is no such beneficiary, your estate), to the extent not previously paid to you.
14.Long-Term Disability. In the event you are absent due to a long-term disability and you are receiving compensation under a Company long-term disability plan (a “Disability”), then, effective on the date you begin receiving compensation under such plan, the Company may terminate your employment due to your Disability upon written notice to you. In the event of such termination of this Agreement, you shall receive any Accrued Compensation and Benefits. Except as set forth in the previous sentence, the compensation provided to you under the applicable long-term disability plan shall be in lieu of any compensation from the Company (including, but not limited to, the Salary provided under this Agreement or otherwise). Your participation in any other Company benefit plans or programs shall, in the event of your Disability, be governed by the terms of the applicable plan or program documents, award agreements and certificates.
15.Severance Plan Adjustment. In the event that your employment with the Company terminates pursuant to paragraph 11, and, at the time of your termination of employment there is in effect a Company severance plan (a “Severance Plan”) in which you are eligible to participate or would have been eligible to participate but for your having entered into this Agreement or being a Specified Employee and which provides for severance compensation that is greater than the amounts to which you are entitled under paragraph 11(c), then the amounts of your Severance Benefits under this Agreement shall automatically be adjusted to equal those that would have been provided to you under the Severance Plan (with any such adjustment done in a manner that complies with, or is exempt from, Section 409A (as defined below)). For the avoidance of doubt, any payment entitlement pursuant to this paragraph 15 is in lieu of, and not in addition to, any Severance Benefits to which you may otherwise be entitled under this Agreement. Notwithstanding any adjustment to the amount of your eligible severance benefits pursuant to this paragraph 15, all other provisions of this Agreement shall remain in effect, including, without limitation, paragraphs 6, 7, 8 and 9.
16.Further Events on Termination of Employment.
(a)Termination of Benefits. Except as otherwise expressly provided in this Agreement, upon your termination of employment with the Company for any reason, your participation in all Company benefit plans and programs (including, without limitation, medical and dental coverage, life insurance coverage, vacation accrual, all retirement and the related excess plans, short-term disability and long-term disability plans and accidental death and dismemberment and business travel and accident insurance and your rights with respect to any outstanding equity compensation awards) shall be governed by the terms of the applicable plan and program documents, award agreements and certificates.
(b)Resignation from Official Positions. If your employment with the Company terminates for any reason, you shall be deemed to have resigned at that time from any and all officer or director positions that you may have held with Parent or Paramount and all board seats or other positions in other entities to which you have been designated by Parent or Paramount or which you have held on behalf of Parent or Paramount. If, for any reason, this paragraph 16(b) is deemed insufficient to effectuate such resignation, you agree to execute any documents or instruments which are necessary or desirable to effectuate such resignation or resignations. If

Parent and/or Paramount are unable within a reasonable time to secure your signature on such documents or instruments, then you hereby authorize the Secretary and any Assistant Secretary of Parent to execute such documents or instruments on your behalf, and to act as your attorney-in-fact.
17.Survival; Remedies.
(a)Survival. Your obligations under paragraphs 6, 7, 8 and 9 shall remain in full force and effect for the entire period provided therein, notwithstanding the termination of your employment for any reason or the expiration of the Contract Period.
(b)Modification of Terms. You and the Company acknowledge and agree that the restrictions and remedies contained in paragraphs 6, 7, 8 and 9 are reasonable and that it is your intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable, but would be enforceable if some part were deleted or modified, then such restriction or remedy shall apply with the deletion or modification necessary to make it enforceable and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.
(c)Injunctive Relief. The Company has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 6, 7, 8 and 9 shall result in irreparable damage to the Company, and, accordingly, the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to the Company. To the extent permitted by applicable law, you hereby waive any right to the posting of a bond in connection with any injunction or other equitable relief sought by the Company, and you agree not to seek such relief in your opposition to any application for relief the Company shall make.
(d)Other Remedies. In the event that you materially violate the provisions of paragraphs 6, 7, 8 or 9 at any time, (i) any outstanding equity awards granted to you by the Company shall immediately be forfeited, whether vested or unvested; (ii) you shall be required to return to the Company the shares of Class B Common Stock received by you (for clarity, net of any shares of Class B Common Stock sold to cover applicable withholding taxes (if any)) as a result of the vesting of any Company equity awards during the one (1)-year period prior to such breach or any time after such breach occurs, together with any cash payments (for clarity, net of any applicable withholding taxes) related to dividend equivalents thereon; provided, however, to the extent that any such shares of Class B Common Stock received within the one (1)-year period prior to such breach were sold by you, you shall remit to the Company any proceeds realized on the sale of such shares of Class B Common Stock, whether such sale occurred during the one (1)-year period prior to such breach or any time after such breach occurs; and (iii) if such violation occurs following your termination of employment, the Company’s obligation to provide any Severance Benefits for which you were eligible under paragraph 11 (if any) shall terminate and no further Severance Benefits shall be paid to you. The Company shall give you written notice prior to commencing any remedy under this paragraph 17(d) or, if no cure period is applicable, contemporaneous with such commencement, setting forth the nature of any alleged violation in reasonable detail and the conduct required to cure such violation. Except for a violation which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) business days from the giving of such notice within which to cure; provided, however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances, which may include commencement of a remedy without notice and with immediate effect. The remedies under this paragraph 17 are in addition to any other remedies the Company may have against you, including under this Agreement or any other agreement, under any equity or other incentive or compensation plan or under applicable law.
18.General Provisions.
(a)Deductions and Withholdings. The Company and its affiliates may deduct and withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(b)Cash and Equity Awards Modifications. Notwithstanding any other provisions of this Agreement to the contrary, the Company reserves the right to modify or amend unilaterally the terms and conditions of your cash compensation, RSU awards or other equity awards, without first asking your consent, to the extent that the Company in good faith considers such modification or amendment necessary or advisable to comply with any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement applicable to such cash compensation, RSU awards or other equity awards, provided that, except where necessary to comply with law, such amendment does not have a material adverse effect on the value of such compensation award to you. In addition, the Company may, without your consent, amend or modify your cash compensation, RSU awards or other equity awards in any manner that the Company in good faith considers necessary or advisable to ensure that such cash compensation, RSU awards or other equity awards are not subject to United States federal income tax, state or local income tax or any equivalent taxes in territories outside the United States prior to payment, exercise, vesting or settlement, as applicable, or any tax, interest or penalties pursuant to Section 409A.
(c)Section 409A Provisions.
(i)It is the intention and understanding of the parties that all amounts and benefits to which you become entitled under this Agreement will be exempt from, or compliant with, the applicable requirements of Section 409A of the Code and the Department of Treasury and other interpretive guidance issued thereunder (collectively, “Section 409A”). In furtherance of the foregoing, the Company may, without your consent, amend any provision of this Agreement to the extent that, in the reasonable judgment of the Company, such amendment is necessary or advisable to avoid the imposition on you of any tax, interest or penalties pursuant to Section 409A or otherwise to make this Agreement enforceable; provided, however, that this sentence does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments or to take any other actions or to create any liability on the part of the Company for any failure to do so. Any such amendment shall maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision. You will be solely liable for any taxes imposed on you under or by operation of Section 409A, and in no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, penalties or interest imposed under or by operation of Section 409A.
(ii)Notwithstanding anything to the contrary in this Agreement, in the event that you are a specified employee as determined by the Company (a “Specified Employee”) at the time of your “separation from service” with the Company (within the meaning of Section 409A (a “Separation from Service”)), then to the extent that any amount or benefit owed to you under this Agreement (x) constitutes an amount of deferred compensation for purposes of Section 409A and
(y) is considered for purposes of Section 409A to be owed to you by virtue of your Separation from Service, then such amount or benefit shall not be paid or provided during the six (6)-month period following the date of your Separation from Service and instead shall be paid or provided on the first (1st) day of the seventh (7th) month following your date of Separation from Service or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death.
(iii)Any payments of nonqualified deferred compensation subject to Section 409A payable upon your termination of employment under this Agreement may only be paid upon your Separation from Service with the Company, and references in this Agreement to your “termination of employment” and like terms and phrases shall be interpreted to refer to your Separation from Service with the Company to the extent necessary to give effect to this sentence. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent that any payments or reimbursements provided to you under this Agreement are deemed to constitute compensation to you to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
(d)No Duplicative Payments. The payments and benefits provided in this Agreement in respect of your termination of employment are in lieu of any other salary, bonus or benefits payable by the Company, including, without limitation, any severance or income continuation or protection under any Company plan that may now or hereafter exist, subject to paragraph 15. All such payments and benefits shall constitute liquidated damages, paid in full and final settlement of all obligations of the Company to you under this Agreement.
(e)Parachute Payment Adjustments. Notwithstanding anything herein to the contrary, in the event that you receive any payments or distributions, whether payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute

“parachute payments” within the meaning of Section 280G of the Code (the “Benefits”), such Benefits shall be reduced (but not below zero) if and to the extent that a reduction in such Benefits would result in you retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and any taxes under Sections 280G and 4999 of the Code), than if you received all of such Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). The Company shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case, in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below).
A determination (the “Determination”) as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense. The Accounting Firm shall provide its Determination, together with detailed supporting calculations and documentation, to the Company. At your request, the Company will provide you with a copy of the portion of the Determination related to the Benefits and/or Limited Benefit Amount.
(f)Adjustments to Incentive-Based Compensation. Notwithstanding anything herein to the contrary, the Company shall be entitled to adjust the amount of any Incentive-Based Compensation (as defined in the Company’s Clawback Policy) if the financial statements of New Paramount or the business unit on which the calculation or determination of the Incentive-Based Compensation was based are subsequently restated and, in the good faith judgment of New Paramount, the financial statements as so restated would have resulted in a smaller Incentive-Based Compensation award or payout if such information had been known at the time the payout or award had originally been calculated or determined. In addition, in the event of such a restatement: (i) the Company may require you, and you agree, to repay to the Company the amount by which the Incentive-Based Compensation as originally calculated or determined exceeds the Incentive-Based Compensation as adjusted pursuant to the preceding sentence; and (ii) the Company may cancel, without any payment therefor, the portion of any Incentive-Based Compensation that exceeds the Incentive-Based Compensation as so adjusted pursuant to the preceding sentence (or, if such portion cannot be canceled because (x) in the case of Incentive-Based Compensation comprised of stock options or other similar awards, you have previously exercised it, the Company may require you, and you agree, to repay to the Company the amount, net of any exercise price, that you realized upon exercise or (y) in the case of Incentive-Based Compensation comprised of RSUs or other similar awards, shares of Class B Common Stock were delivered to you in settlement of such award, the Company may require you, and you agree to return the shares of Class B Common Stock, or if such shares were sold by you, return any proceeds realized on the sale of such shares).
(g)Arbitration.
(i)Any controversy or dispute between you and the Company or any of its affiliates (including its officers, employees, directors, managers, equityholders, agents, successors and assigns) that establishes a legal or equitable cause of action, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to this Agreement or your employment or the termination thereof, shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute. Notwithstanding the foregoing, this Agreement shall not require the parties hereto to arbitrate pursuant to this Agreement any claims or disputes: (A) under a Company benefit plan subject to the Employee Retirement Income Security Act, as amended; (B) as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration hereof; (C) brought by either party with respect to paragraphs 6, 7, 8 or 9; (D) for unemployment or workers’ compensation benefits; (E) for any sexual harassment or sexual assault, arising under federal, state, local, or tribal law, unless you elect to arbitrate such claims; (F) arising under the National Labor Relations Act or which are brought before the National Labor Relations Board; or (G) brought before the Equal Employment Opportunity Commission or similar state or local agency, if you are required to exhaust your administrative remedies; provided, that any appeal from an award or denial of an award by any such agency or any further action upon receipt of a right-to-sue letter shall be arbitrated pursuant to the terms of this Agreement. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator. This paragraph 18(g) shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate employment disputes.
(ii)The arbitration shall take place before a single neutral arbitrator at the JAMS office in New York, New York (or such other location as may be mutually agreed by the parties). Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect. The arbitrator shall permit reasonable discovery. The arbitration shall be conducted in accordance with the JAMS rules applicable to employment disputes in effect at the time of the arbitration (the current version of which is available at www.jamsadr.com). The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.
(iii)The party that initiates a claim subject to arbitration shall pay any filing fee up to the amount that such party would be required to pay if such party initiated such claim in the Supreme Court of the State of New York. Otherwise, the Company and you shall evenly split and timely pay the fees of the arbitrator and all other costs that are unique to arbitration. Each party shall be solely responsible for paying such party’s own further costs for the arbitration, including the party’s own attorneys’ fees; provided, however, that the non-prevailing party shall reimburse the prevailing party for reasonable attorneys’ fees incurred by the prevailing party in connection with such arbitration.
(iv)Each of the parties hereto hereby irrevocably waives any and all right to a trial by jury in any proceeding arising out of or related to your employment, or the termination thereof, or this Agreement. You and the

Company waive any constitutional or other right to bring claims covered by this Agreement other than in your and its individual capacities. Except as may be prohibited by law, this waiver includes the ability to assert or carry on claims as a plaintiff or class member in any purported class, collective, or other representative proceeding.
19.Additional Representations and Acknowledgments.
(a)No Acceptance of Payments. You represent that you have not accepted or given nor shall you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than the Company for the inclusion of any matter as part of any film, television, internet or other programming produced, distributed and/or developed by the Company.
(b)Company Policies. You recognize that the Company is an equal opportunity employer. You agree that you shall comply with the Company’s employment practices and policies, as they may be amended from time to time, and with all applicable federal, state and local laws prohibiting discrimination on any basis. In addition, you agree that you shall comply with any code of conduct, ethics or business policies adopted by the Company and made available to you from time to time and the Company’s other policies and procedures, as they may be amended and made available to you from time to time, and provide the certifications and conflict of interest disclosures required by such policies.
(c)No Restriction on Employment. You represent that (i) you have disclosed to the Company all employment agreements, covenants and restrictions to which you are or have been a party, and (ii) you reasonably believe you are not subject to any covenant, agreement or restriction (including, but not limited to, a covenant of non-competition) with or by any third party, in each case, that would prevent you from beginning your employment on the Effective Date or thereafter would prevent you from, or interfere with your, performing your duties and responsibilities for the Company.
20.Notices. Notices under this Agreement must be given in writing, by personal delivery, regular mail or receipted email, at the parties’ respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of the Company, to the attention of the Company’s General Counsel. Any notice given by regular mail shall be deemed to have been given three (3) days following such mailing.
21.Binding Effect; Assignment. This Agreement and rights and obligations of the Company hereunder shall not be assigned by the Company, provided that the Company may assign this Agreement to any subsidiary or affiliated company of or any successor in interest to the Company, provided that such assignee assumes all of the obligations of the Company hereunder. This Agreement is for the performance of personal services by you and may not be assigned by you, except that the rights specified in paragraph 13 shall pass upon your death to your designated beneficiary (or, if there is no such beneficiary, your estate).
22.GOVERNING LAW AND FORUM. You acknowledge and agree that this Agreement and all matters or issues arising out of or relating to your employment with the

Company shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein. Any action that is not subject to arbitration pursuant to paragraph 18(g) shall be brought solely in the state or federal courts located in the City of New York, Borough of Manhattan. Pursuant to California Labor Code Section 925, you represent and warrant that you are in fact individually represented by independent legal counsel of your own choosing in negotiating the terms of this Agreement, including but not limited to this paragraph 22.
23.No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on the Company to renew this Agreement or any portion hereof or on the Company to establish or maintain any benefit, welfare or compensation plan or program or to prevent the modification or termination of any benefit, welfare or compensation plan or program or any action or inaction with respect to any such benefit, welfare or compensation plan or program. The parties intend to be bound only upon full execution of a written agreement by both parties and no negotiation, exchange of draft, partial performance or tender of an agreement (including any extension or renewal of this Agreement) executed by one party shall be deemed to imply an agreement or the renewal or extension of any agreement relating to your employment with the Company. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Contract Period.
24.Severability. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.
25.Entire Understanding. This Agreement, together with the Indemnification Agreement, contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and, except as otherwise provided herein, can be modified only by a writing signed by both parties.
26.Supersedes Prior Agreements. With respect to the period covered by the Contract Period, this Agreement supersedes and cancels all prior agreements, promises, covenants, arrangements and communications, whether oral or written, relating to your employment with the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Please confirm your understanding of the Agreement by signing and returning this Agreement. This document shall constitute a binding agreement among us only after it also has been executed by Parent and Paramount and a fully executed copy has been returned to you. Facsimile signatures, digital signatures, and signatures delivered and obtained in e-mail PDF format will be deemed originals for all purposes.
Very truly yours,

PARAMOUNT SKYDANCE CORPORATION

By: /s/ David Ellison
Name: David Ellison
Title: Chief Executive Officer

PARAMOUNT GLOBAL

By: Paramount Skydance Corporation
Its: Sole Stockholder

By: /s/ David Ellison
Name: David Ellison
Title: Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Makan Delrahim
Makan Delrahim
Dated: 9/25/2025

[Signature Page to Employment Agreement]

Appendix A
Permitted Activities
1.Department of Commerce—Chairman of Patent Public Advisory Committee.
2.University of Pennsylvania—Adjunct Professor at the Carey Law School and Wharton School.

Appendix B1
[Insert name and home address]
This General Release of all Claims (this “Agreement”) is entered into by [insert executive’s name] (the “Executive”), Paramount Global, a Delaware corporation (“Paramount”), and Paramount Skydance Corporation, a Delaware corporation (“Parent” and, together with Paramount, the “Company”), as of     2 and effective as of the Effective Date (as defined below). For purposes of this Agreement, “New Paramount” shall mean Parent and its subsidiaries.
The Executive’s employment with the Company terminated on [date]. In consideration of the promises to provide the [Pro-Rata Bonus][Severance Benefits] (as defined in the Employment Agreement (defined below)) to the Executive as set forth in the letter agreement between the Executive and the Company, dated [insert date] (the “Employment Agreement”), the Executive and the Company agree as follows:
1.Return of Property. All Company files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Company in the Executive’s possession have been returned by the Executive to the Company no later than the date of the Executive’s termination from the Company; provided that the Executive is permitted to retain the Executive’s address book, calendar, and personal mobile file (which, for clarity, the Executive shall not be required to return to the Company, but which the Executive has furnished to the Company for permanent removal of Confidential Information (as defined in the Employment Agreement) upon the Executive’s termination from the Company).
2.General Release and Waiver of Claims.
(a)Release. In consideration of the [Pro-Rata Bonus][Severance Benefits] to be provided to the Executive under the Employment Agreement (and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged) and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company, New Paramount and their subsidiaries and affiliates, predecessors, successors and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, or any subsidiaries, successors, predecessors or
1 Note to Draft: This release is subject to further revision based on changes required by applicable law and the Executive’s location at the time of entering into this release, as determined by counsel to effectively release all claims.
2 This date should coincide with termination of employment and should not be filled in at the time of the signing of the employment agreement.

affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof and relates to the Executive’s employment with the Company; provided, however, that the Executive does not release, discharge or waive any rights to (w) payments and benefits provided under the Employment Agreement that are contingent upon the execution by the Executive of this Agreement or otherwise expressly survive termination thereof, (x) claims that cannot be waived by law, including without limitation claims for unemployment benefit rights and workers’ compensation, (y) any rights to vested equity and vested benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements and (z) any indemnification rights the Executive may have in accordance with any applicable law, the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company. The Executive represents that the Executive does not have, and has not asserted, any Claims for or allegations concerning sexual or gender-based harassment with respect to the Executive’s employment with the Company. For the avoidance of doubt, the foregoing release of claims includes a release of claims (i) arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq., the Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq., the Equal Pay Act, 29 U.S.C. § 206(d), the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, 29 U.S.C.
§ 2601 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the False Claims Act, 31 U.S.C. § 3729 et seq., the Worker Adjustment and Retraining Notification (“WARN”) Act, 29 U.S.C. § 2101 et seq., the California Fair Employment and Housing Act, the California Family Rights Act, the California WARN Act, the California Military and Veterans Code, and the California Labor Code, all as may have been amended at any time through the Effective Date, or any other federal, state, or local statute, regulation, constitution, ordinance, or order regarding employment, (ii) for breach of contract (including any employment offer letter or agreement or other agreement entered into in connection with employment, except as provided above), violation of any policy, benefit plan, or covenant of any kind, and/or breach of the implied covenant of good faith and fair dealing, (iii) arising in tort, including, without limitation, wrongful dismissal or discharge, harassment, retaliation, fraud, negligence, misrepresentation, defamation, infliction of emotional distress, invasion of privacy, or violation of any public policy or common law, and/or (iv) for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)Waiver of Known and Unknown Claims. Without limiting the generality of paragraph 2(a), the Executive agrees, on behalf of the Executive and all other Releasors, that paragraph 2(a) includes a waiver of any known or unknown claims and, thus, the Executive, on behalf of the Executive and the other Releasors, hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code, which states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR ANY RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE
DEBTOR OR RELEASED PARTY.” Having acknowledged such Section 1542, the Releasors hereby waive any rights under such Section 1542.

(c)Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“OWBPA”), and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with the Executive’s termination to consult with an attorney of the Executive’s choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than [21][45]3 days to consider the terms of this Agreement and to consult with an attorney of the Executive’s choosing with respect thereto, and such review period shall not be extended based on any material or immaterial changes to this Agreement; (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled. The Executive also understands that the Executive has seven (7) days following the date on which the Executive signs this Agreement within which to revoke the release contained in this paragraph 2(c), by providing the Company a written notice of the Executive’s revocation of the release and waiver contained in this paragraph 2(c), and that the eighth (8th) day after the date on which the Executive signs this Agreement shall be the “Effective Date” of this Agreement, provided the Executive does not timely revoke this Agreement as provided herein; provided, however, that if the Executive exercises the Executive’s right to revoke the release contained in this paragraph 2(c), the Executive shall not be entitled to [the Pro-Rata Bonus][any of the Severance Benefits] and the Company may reclaim any such amounts paid to the Executive and may terminate any benefits and payments that are subsequently due under the Employment Agreement, except as prohibited by the ADEA and OWBPA.
(d)No Assignment. The Executive represents and warrants that the Executive has not assigned any of the Claims being released under this Agreement. The Company may assign this Agreement, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to, the Company.
3.Communications with Administrative Agencies. Nothing in this Agreement precludes or is intended to preclude the Executive from: (a) filing a charge with the Equal Employment Opportunity Commission or similar state or local agency; however, the Executive hereby waives the Executive’s right to recover any damages or other relief in connection with such a charge or any proceeding brought by or on behalf of the Executive; (b) reporting to, providing non-privileged information to, cooperating with, or receiving any award from any federal, state, or local governmental agency, including without limitation the Securities and Exchange Commission; (c) responding to a request for information from any governmental agency, including without limitation, agencies overseeing unemployment insurance benefits and taxing authorities;
(d) filing a claim for unemployment benefits or workers’ compensation benefits; or (e) engaging
3 45 days in a RIF scenario or other “group termination” under the OWBPA.

in activities protected by state, local or federal law, including those set forth in paragraph 7(e) in the Employment Agreement.
4.Remedies. In the event the Executive initiates or voluntarily participates in any proceeding in violation of this Agreement, or if the Executive fails to abide by any of the terms of this Agreement or the Executive’s post-termination obligations contained in the Employment Agreement, the Company may, in addition to any other remedies it may have, reclaim [any portion of the Pro-Rata Bonus paid to the Executive under paragraph 3(b)(ii)][any of the Severance Benefits paid to the Executive under the termination provisions] of the Employment Agreement and terminate any benefits or payments that are subsequently due under the Employment Agreement, except as prohibited by the ADEA and OWBPA, without waiving the release granted herein. For the avoidance of doubt, nothing herein shall prohibit the Executive from challenging the effectiveness of this Agreement’s release of claims under the ADEA and OWBPA or from pursuing claims that arise after the Effective Date. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s post-termination obligations under the Employment Agreement or the Executive’s obligations under paragraphs 2 and 3 herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity or as may otherwise be set forth in the Employment Agreement, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching the Executive’s post-termination obligations under the Employment Agreement or the Executive’s obligations under paragraphs 2 and 3 herein. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.
The Executive understands that by entering into this Agreement the Executive shall be limiting the availability of certain remedies that the Executive may have against the Company and limiting also the Executive’s ability to pursue certain claims against the Company.
5.Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.
6.Nonadmission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company or of Executive.
7.Governing Law and Forum. The Executive acknowledges and agrees that this Agreement and all matters or issues arising out of or relating to the Executive’s employment with the Company shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein. Any action that is not subject to arbitration pursuant to paragraph 18(g) of the Employment Agreement shall be brought solely in the state or federal courts located in the City of New York, Borough of Manhattan. Pursuant to California Labor Code Section 925, the Executive acknowledges and agrees that the Executive is in fact individually represented by independent legal counsel of the Executive’s own choosing in negotiating the terms of this Agreement, including but not limited to this paragraph 7.

8.Notices. Notices under this Agreement must be given in writing, by personal delivery, regular mail or receipted email, at the parties’ respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of the Company, to the attention of the Company’s General Counsel. Any notice given by regular mail shall be deemed to have been given three (3) days following such mailing.
THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS AGREEMENT AND THAT THE EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT THE EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF THE EXECUTIVE’S OWN FREE WILL.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.
PARAMOUNT SKYDANCE CORPORATION

By: ___________________________
[Insert name of representative]
[Insert title of representative]

PARAMOUNT GLOBAL

By: ___________________________
[Insert name of representative]
[Insert title of representative]

THE EXECUTIVE

_______________________________
[Insert name of Executive]
Dated: _________________________

Appendix C
Background Technology
List here prior contracts to assign Inventions that are now in existence between any other person or entity and you.
1.None.
List here previous Inventions which you desire to have specifically excluded from the operation of this Agreement. Continue on reverse side if necessary.
1.Preconcile—AI based dispute resolution (arbitration) platform; in partnership with Learned Hand AI.
2.Ultimate Justice—reality show that provides defense for death row inmates; producing partner (Craig Pilligian).
3.K Street—scripted TV series based on DC lobbying firm (writing partner Rene Augustine).
4.Scandal—book and ancillaries on historical political scandals in U.S. government.
5.Big isn’t Bad, Big Behaving Badly is Bad (working title)—book on state of antitrust and enforcement initiatives while Assistant Attorney General for the Department of Justice’s Antitrust Division.
6.SumoBabies—animated children’s TV and web series where main characters are toddlers in sumo wrestler outfits traveling the world and telling educational stories.

Appendix D
Notice Addresses

If to Executive:

At Executive’s last known address
evidenced on the Company’s
payroll records.

If to the Company:

Paramount Skydance Corporation
1515 Broadway
New York, New York 10036
Attention: General Counsel
Email: Email address of the General Counsel of Paramount Skydance Corporation